Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Vale S.A. of our report dated February 25, 2021 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Vale S.A.’s Annual Report on Form 20-F for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Rio de Janeiro, August 4, 2021

/s/PricewaterhouseCoopers Auditores Independentes

PricewaterhouseCoopers

Auditores Independentes

PricewaterhouseCoopers, Rua do Russel 804, 6º e 7º, Edifício Manchete, Rio de Janeiro, RJ, Brasil, 22210-907, T: +55 (21) 3232 6112, www.pwc.com.br